DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of August ___, 2014, between the Pulteney Street Family of Funds (the “Trust”), a Delaware Statutory Business Trust, and Rafferty Capital Markets, LLC, (“RCM”), a corporation organized and existing under the laws of the State of New York.

WHEREAS, the Trust is registered under the Investment Act of 1940, as amended (“1940 Act”), as an open-end management investment company, and has registered one or more distinct series of shares of beneficial interest (“Shares”) for sale to the public under the Securities Act of 1933, as amended (“1933”), and has qualified its shares for sale to the public under various state securities laws; and

WHEREAS, the Trust desires to retain RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A (as amended from time to time) to this Agreement; and

WHEREAS, this Agreement has been approved by a vote of the Trust’s Board of Trustees (“Board”) and its disinterested trustees in conformity with Section 15(c) under the 1940 Act; and

WHEREAS, RCM is willing to act as principal underwriter for the Trust on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows;

1.
Appointment. The Trust hereby appoints RCM as its agent to be the principal underwriter so as to hold itself out as available to receive and accept orders for the purchase and redemption of the Shares and redemption of Shares on behalf of the Trust, subject to the terms and for the period set forth in this Agreement. RCM hereby accepts such appointment and agrees to act hereunder. The Trust understands that any solicitation activities conducted on behalf of the Trust will be conducted primarily, if not exclusively, by employees of the Trust’s sponsor who, to the extent required by law, shall become registered representatives of RCM.

2.	Services and Duties of RCM.

(1)
RCM agrees to sell Shares on a best efforts basis from time to time during the term of this Agreement as agent for the fund and upon the terms described in the Registration Statement. As used in this Agreement, the term “Registration Statement” shall mean the currently effective registration statement of the Trust, and any supplements thereto, under the 1933 Act and the 1940 Act.

(2)
RCM will hold itself available to receive purchase and redemption orders satisfactory to RCM for Shares and will accept such orders on behalf of the Trust. Such purchase orders shall be deemed effective at the time and in the manner set forth in the Registration Statement.

(3)	RCM, with the operational assistance of the Trust’s transfer agent, shall make Shares available through the National Securities Clearing Corporation’s Fund/SERV System.

(4)
RCM shall provide to investors and potential investors only such information regarding the Trust as the Trust shall provide or approve. RCM shall review and file all proposed advertisements and sales literature with appropriate regulators and shall consults with the fund regarding any comments provided by regulators with respect to such materials.

(5)
The offering price of the Shares shall be the price determined in accordance with, and in the manner set forth in, the most current Prospectus. The Trust shall make available to RCM a statement of each computation of net asset value and the details of such computation.

(6)
RCM at its sole discretion may repurchase Shares offered for sale by the shareholders. Repurchase of Shares by RCM shall be at the price determined in accordance with, and in the manner set forth in, the most current Prospectus. At the end of each business day, RCM shall notify, by any appropriate means, the Trust and its transfer agent of the orders for repurchase of Shares received by RCM since the last report, the amount to be paid for such Shares, and the identity of the shareholders offering Shares for repurchases. The Trust reserves the right to suspend such repurchase right upon written notice to RCM. RCM further agrees to act as agent for the Trust to receive and transmit promptly to the Trust’s transfer agent shareholder requests for redemption of Shares.

(7)	RCM shall not be obligated to sell any certain number of shares.

(8)	RCM shall prepare reports for the Board regarding its activities under this
Agreement as from time to time shall be reasonably requested by the Board.

3.	Duties of the Trust.

(1)
The Trust shall keep RCM fully informed of its affairs and shall provide to RCM from time to time copies of all information, financial statements, and other papers that RCM may reasonably request for use in connection with the distribution of Shares, including, without limitation, certified copies of any financial statements prepared for the Trust by its independent pubic accountant and such reasonable number of copies of the most current Prospectus, Statement of Additional Information (“SAI”), and annual and interim reports as RCM may request, and the Trust shall fully cooperate in the efforts of RCM to sell and arrange for the sale of Shares.

(2)
The Trust shall maintain a currently effective Registration Statement on Form N-1A with the Securities and Exchange Commission (the “SEC”), maintain qualification with applicable states and file such reports and other documents as may be required under applicable federal and state laws. The Trust shall notify RCM in writing of the states in which the Shares may be sold and shall notify RCM in writing of any changes to such information. The Trust shall bear all expenses related to preparing and typesetting such Prospectuses, SAI and other materials required by law and such other expenses, including printing and mailing expenses, related to the Trust’s communication with persons who are shareholders.

(3)
The Trust shall not use any advertisements or other sales materials unless and until they (i) have been submitted to RCM for its review and approval, and (ii) RCM has given clearance to the Trust for their use (e.g., after RCM has completed its review and comments, and made required filings with the appropriate regulators).

(4)
The Trust represents and warrants that its Registration Statement and any advertisements and sales literature (excluding statements relative to RCM and the services it provides that are based upon written information furnished by RCM expressly for inclusion therein) of the Trust shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that all statements or information furnished to RCM, pursuant to Section 3(a) hereof, shall be true and correct in all material respects.

(5)
Other Broker-Dealers. RCM in its discretion may enter into agreements to sell Shares to such registered and qualified retail dealers, as reasonably requested by the Trust. In making agreements with such dealers, RCM shall act only as principal and not as agent for the Trust. The form of any such dealer agreement shall be mutually agreed upon and approved by the Trust and RCM.

(6)
Services Not Exclusive. The services furnished by RCM hereunder are not to be deemed exclusive and RCM shall be free to furnish similar services to others so long as the RCM services under this Agreement are not impaired thereby.

(7)
Expenses of the Trust. The Trust shall bear all costs and expenses of registering the Shares with the SEC and state and other regulatory bodies, and shall assume expenses related to communications with shareholders of the Trust including, but not limited to: (i)fees and disbursements of counsel and independent public accountant;(ii) the preparation and mailing of annual and interim reports; Prospectuses, SAIs, and proxy materials to shareholders; (iv) such other expenses related to the communications with persons who are shareholders of the Trust; and (v) the qualifications of Shares for sale under the securities laws of such jurisdictions as shall be selected by the Trust pursuant to Paragraph 3(b) hereof; and the costs and expenses payable to each such jurisdiction for continuing qualification therein. In addition, the fund shall bear all costs of preparing, printing, mailing and filing any advertisements and sales literature. RCM does not assume responsibility for any expenses not assumed hereunder.

(8)
Compensation. As compensation for the services performed and the expenses assumed by RCM under this Agreement including, but not limited to, any commissions paid for sales of Shares, the Trust shall pay RCM, as promptly as possible after receipt of a quarterly invoice, a fee for services as set forth in Schedule B to this Agreement.

(9)
Share Certificates. The Trust shall not issue certificates representing Shares unless a shareholder so requests and the Board approves the same, in which case the Trust will cause certificates evidencing the Shares owned to be issued in such names and denominations as RCM shall from time to time direct.

(10)	Status of RCM. RCM is an independent contractor and shall be agent of the Trust only with respect to the sale and redemption of Shares.

(11)	Indemnification.

a. The Trust agrees to indemnify, defend, and hold RCM, its officers and directors, and any person who controls RCM within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigation or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) that RCM its officers, directors, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, arising out of or based upon any (i)alleged untrue statement of a material fact contained in the Registration Statement, Prospectus, SAI or sales literature, (ii) alleged omission to state a material fact required to be stated in the either thereof or necessary to make the statements therein not misleading, or (iii) failure by the Trust to comply with the terms of the Agreement; provided, that in no event shall anything contained herein be so construed as to protect RCM against any liability to the Trust or its shareholders to which RCM would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations under this Agreement.

b. The Trust shall not be liable to RCM under this Agreement with respect to any claim made against RCM on any person indemnified unless RCM or other such person shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon RCM or such other person (or after RCM or the person shall have received notice of service on any designated agent.) However, failure to notify the fund of any claim shall not relieve the Trust from any liability that it may have to RCM or any other person against whom such action is brought otherwise than on account of this Agreement.

c. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this Agreement. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to indemnified defendants in the suit whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the indemnified defendants shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of a suit, it will reimburse the indemnified defendants for the reasonable fees and expenses of any counsel retained by the indemnified defendants. The Trust agrees to promptly notify RCM of the commencement of any litigation or proceedings against it or any its officers or directors in connection with issuance or sale of any of its Shares.

d. RCM agrees to indemnify, defend, and hold the Trust, its officers and directors, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities, and expenses (including the cost of investigation or defending against such claims, demands, liabilities and any counsel fees incurred in connection therewith) that the Trust, its directors or officers, or any such controlling person may incur under the 1933 Act, or under common law or otherwise, resulting from (i) RCM’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, (ii) arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by RCM to the Trust for use in the Registration Statement, Prospectus or SAI; (iii) arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in either thereof or necessary to make such information not misleading; or (iv) failure by the Trust to comply with the terms of the Agreement.

e. RCM shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if RCM elects to assume the defense, the defense shall be conducted by counsel chosen by RCM and satisfactory to the indemnified defendants whose approval shall not be unreasonably withheld. In the event that RCM elects to assume the defense of any suit and retain counsel, the defendants in the suit shall bear the fees and expenses of any additional counsel retained by them. If RCM does not elect to assume the defense of any suit, it will reimburse the indemnified defendants in the suit for the reasonable fees and expenses of any counsel retained by them.

(12)	Duration and Termination.

a. This Agreement shall become effective on the date first written above or such later date as indicated in Schedule A and, unless sooner terminated by as provided herein, will continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Trust’s Board who are neither interested persons (as defined in the 1940 Act) of the Trust (“Independent trustees/directors”), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Trust.

b. Notwithstanding the foregoing, this Agreement may be terminated in its entirety at any time, without the payment of any penalty, by vote of the Board, by vote of a majority of the Independent trustees/directors, or by vote of a majority of the outstanding voting securities of the Trust on sixty days’ written notice to RCM or by RCM at any time, without the payment of any penalty, on sixty days written notice to the Trust. This Agreement will automatically terminate in the event of its assignment.

(13).
Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought. This Agreement may be amended with the approval of the Board or of a majority of the outstanding voting securities of the Trust; provided, that in either case, such amendment also shall be approved by a majority of the Independent trustees/directors.

(14).
Limitation of Liability. The Board and shareholders of the Trust shall not be personally liable for obligations of the Trust in connection with this Agreement. If the Trust is a Massachusetts Business Trust, this Agreement is not binding upon any trustee, officer or shareholder of the Trust individually, and no such person shall be individually liable with respect to any action or inaction resulting from this Agreement.

(15).	Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient upon receipt in writing at the other party’s principal offices.

(16).
Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested person”, and “assignment” shall have the same meaning as such terms have in the 1940 Act.

(17).
Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first above written.

Attest:	Pulteney Street Family of Funds
c/o Pulteney Street Capital Management, LLC

By:	By:
Sean M. McCooey

Title:	Title:	Managing Member

Attest:	Rafferty Capital Markets, LLC

By:	By:

Title:	Title:

SCHEDULE A
to the
DISTRIBUTION AGREEMENT
between
and
Rafferty Capital Markets, LLC

Pursuant to Section 1 of the Distribution Agreement among the Pulteney Street Family of Funds (the “Trust”) and Rafferty Capital Markets, LLC (“RCM”), the Trust hereby appoints RCM as its agent to be the principal underwriter of the Trust with respect to its following series:

Dated

SCHEDULE B
to the
DISTRIBUTION AGREEMENT
between
and
Rafferty Capital Markets, LLC

The service fee schedule for Distribution Fees provided by Rafferty Capital Markets, LLC (“RCM”) for the Pulteney Street Family of Funds are:

•	$15,000 per annum.

•	$150 per advertising piece for review and FINRA filing plus pass along of FINRA filing fees.

•	$1,200 per FINRA registered reps employed by the Trust wherein RCM is asked to carry the FINRA license.

•	If applicable, RCM will pass-along any NSCC fees for Fund/SERV processing required by the Trust.

All fees are billed and payable on a quarterly basis.